Seventh Amendment to Automatic YRT Reinsurance Agreement

("Seventh Amendment")

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Co. of New York ("Ceding Company") and [*] ("Reinsurer"), as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, and the Sixth Amendment to the Agreement ("Prior Amendments"). The undersigned parties hereby agree that the Agreement, as amended by the Prior Amendments, shall be and is hereby amended as follows:

1.Exhibit A, [*] of the Agreement, as amended by the Prior Amendments, are deleted and replaced by the attached revised Exhibit A, [*], each marked "Revised [*]", [*]. For the avoidance of doubt, the parties agree and acknowledge that: (i) There are no changes to Schedules D-1 and D-2; (ii) Coverage for all previously reinsured plans under the Agreement for existing and new business remains in force in accordance with the terms of the Agreement as amended by the Prior

Amendments; and (iii) Reinsurance premiums, reinsurance allowances and Reinsurer's Percentage

Share shall likewise remain unchanged for all previously reinsured plans.

2.[*]

3.[*]

4.[*]

5.[*]

6.[*]

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8.[*]

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the Prior Amendments. Except as expressly amended above, all other terms of the Agreement, as amended by the Prior Amendments, together with all exhibits and attachments thereto, remain in full force and effect. This Seventh Amendment is effective [*] upon execution by both of the undersigned parties. This Seventh Amendment is made in duplicate and executed below by authorized officers of both parties.

RiverSource Life Insurance Co. of New York	[*]

[*]

Exhibit A (Revised [*])

RETENTION LIMITS OF THE CEDING COMPANY

A.1 Life Insurance

[*]

For [*], Variable Universal Life policies with issue date [*] or later, and [*], for purposes of determining the Per Life or Joint Life Retention on automatically ceded business, Ceding Company will retain [*] of the Specified Amount of any base policy or rider up to the Per Life or Joint Life Retention Limit as specified in the above chart.

For [*], for Variable Universal Life policies with issue date [*] or later, [*], for purposes of determining Per Life or Joint Life Retention on automatically ceded business, Ceding Company will retain [*] of the Specified Amount of any base policy or rider up to the Per Life or Joint Life Retention Limit as specified in the above chart.

Calculation of Retained Share, in cases where the Per Life or Joint Life Retention Limit is reached, is explained below.

In determining whether the Per Life Retention Limit has been reached for any insured life, retained amounts on all in force single life coverages (and one-half of the retained amounts on joint life coverages) issued by the Ceding Company, will be added together to determine the Ceding Company's available retention for policies reinsured under any agreement; such retained amounts to be determined based on records maintained by the Ceding Company. The Ceding Company's retention will be filled oldest policy first, and if multiple coverages are effective on the same date, then in the following order: (i) single life policies, (ii) single life riders other than Survivor Insured Rider, (iii) Survivor Insured Rider, (iv) one half of joint life policies, (v) one half of riders on joint life policies. The Per Life Retention Limit applies to risk retained by the Ceding Company regardless of whether the policies on the life are reinsured on an automatic or facultative basis.

In determining whether the Joint Life Retention Limit has been reached for a policy on any pair of insured lives, retained amounts on all in force single life coverages on either life (and, for each life, one-half of the retained amounts on any joint life coverages on that life) issued by the Ceding Company, will be added together to determine the Ceding Company's available retention for joint life policies on the two lives reinsured under any agreement; such retained amounts to be determined based on records maintained by the Ceding Company. The Ceding Company's retention will be filled oldest policy first, and if multiple coverages are effective on the same date, then in the following order: (i) single life policies on either life; (ii) single life riders other than Survivor Insured Rider on either life; (iii) Survivor Insured Rider on either life; (iv) for either life, one half of joint life policies; (v) for either life, one half of riders on joint life policies. The Joint Life Retention Limit applies to risk retained by the Ceding

A-1

Company regardless of whether the policies on the lives are reinsured on an automatic or facultative basis.

Retained Share means that portion of the Net Amount at Risk which is not ceded to reinsurers. Retained Share for automatic business shall mean the amount produced by the following formula: [(a divided by b) times c] where:

"a" equals [*] ([*] for Variable Universal Life policies with issue date [*] or later, [*]) of the Specified Amount up to the amount that would cause Ceding Company to exceed its Per Life or Joint Life Retention Limit;

"b" is the Specified Amount; and

"c" is the Net Amount at Risk.

Retained Share for facultative cessions will be determined by the same formula but the percentage used in the calculation shall be determined by the Ceding Company on a case-by- case basis at the time of issue, provided the amount retained is not inconsistent with the terms of the facultative offer accepted by the Ceding Company. For facultative policies, it is understood the Ceding Company may at its option retain an amount more or less than its normal retention as described above, unless otherwise specified in the Reinsurer's facultative offer.

A-2

Exhibit B (Revised [*])

PLANS COVERED AND BINDING LIMITS

[*]

B-1

Exhibit D (Revised [*])

REINSURANCE PREMIUMS

[*]

D-1